UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

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Hudson Global, Inc.

(Name of Registrant as Specified In Its Charter)

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If you have already returned a gold proxy card, you can still change your vote by internet or phone, using the information on your WHITE proxy card. Only your latest dated proxy card will be counted.

May 9, 2014

SUPPORT HUDSON’S INDEPENDENT, WORLD CLASS BOARD NOMINEES
– VOTE THE WHITE PROXY CARD TODAY –

Dear Fellow Hudson Stockholder:

You have a critical choice to make about the future of your investment in Hudson Global at our annual meeting of stockholders on May 29, 2014. We believe you can best enhance the value of your investment in Hudson by voting FOR our two experienced and extremely well qualified Board nominees – Robert Dubner and Jennifer Laing – both of whom have in-depth knowledge of Hudson’s business and have been instrumental in putting Hudson on the path toward achieving sustained profitability.

HUDSON’S EXPERIENCED BOARD IS AGGRESSIVELY TAKING ACTIONS TO INCREASE STOCKHOLDER VALUE

Hudson is on the right path toward profitable growth and value creation, and our recent performance demonstrates that the transformation your Board has put in place is working. For a company of its size, Hudson has a truly exceptional, world-class Board that is committed to taking all necessary steps to ensure that Hudson’s strong momentum continues to drive value for stockholders. To that end, we are taking decisive action to focus investments on our core businesses and aggressively improve our cost structure and efficiencies, and we are making good progress. We firmly believe that Hudson has the right Board to oversee its plan to gain market share and deliver sustained profitability.

LONE STAR’S NOMINEES HAVE NO PLAN, NO RELEVANT EXPERIENCE, AND NO TRACK RECORD OF LONG-TERM BOARD CONTRIBUTIONS

Lone Star’s nominees have no plan or constructive suggestions, no relevant industry experience, no track record with companies of comparable size or international scope, and they have a history of only short-term commitments to the Boards on which they have served.

The companies that the Lone Star nominees claim to have “turned around” are not professional staffing companies, are much smaller, and have very limited global operations. For example, they highly tout their “success” at Crossroads Systems, but that company had only $13 million in revenues in 2013 and fewer than 50 employees compared to Hudson’s over $650 million in revenue last year and approximately 1,700 employees across 20 countries. It’s comparing apples and oranges. Furthermore, one of Lone Star’s nominees, Coleman, has overseen an 18% drop in the Company’s stock price (based on the closing price on May 8, 2014) since he became CEO of Crossroads Systems on May 8, 2013 (Lone Star’s other nominee, Eberwein, is Chairman).

DON’T LET LONE STAR DISRUPT THE PROGRESS AT THIS CRITICAL JUNCTURE

Do not allow Lone Star Group, a dissident investor who is seeking disproportionate representation for two nominees on Hudson’s Board, to disrupt Hudson’s progress at this critical juncture. Not surprisingly, when we offered to share our strategy with Lone Star and listen to their feedback, they did not respond. And after we noted that Eberwein was on too many boards, he suddenly stepped down from two boards after serving for only several months.

What does this say about their commitment to the companies in which they invest and the boards on which they serve? Are they focused on creating great companies and delivering value to all stockholders or simply trying to make a name for themselves by seeking board seats through costly and distracting proxy contests?

HUDSON IS ON TRACK TO DELIVER PROFITABLE GROWTH AND IS TAKING AGGRESSIVE ACTION TO INCREASE STOCKHOLDER VALUE

Hudson has good momentum, a clear plan and solid leadership. In 2011, Hudson’s Board recognized that Hudson’s former management team was not effectively adapting to the changing global talent landscape. With a vision to become a world-class global provider of talent solutions and to deliver sustained value for stockholders, the Board brought in Chairman and CEO Manolo Marquez.

Transforming a Professional Services Firm Has Unique Challenges
and Our Multi-Year Plan is Working

Transforming a professional services company is not a linear process. It takes time to implement significant structural, operational and personnel changes without destabilizing the company, whose primary assets are its people. Over the last two years, your Board and management team carefully developed and took steps to implement a transformation plan that built a new foundation for the company and is delivering differentiated service offerings in our core businesses and key markets today.

Together we have made significant progress executing our plan and are gaining measurable traction as evidenced, most recently, by our strong Q1 2014 earnings results – including a 57% year-over-year improvement in our adjusted EBITDA. With Hudson’s core businesses showing significant gains across key markets, Hudson’s Board and management are taking additional aggressive steps to accelerate our path toward sustained profitability.

Investing in the Core Businesses and Practices that Will Drive Profitable Growth

We continue to make investments in Recruitment, Talent Management and Recruitment Process Outsourcing (RPO), which are expected to be key drivers of profitable growth. For example, now that the foundations for profitable growth are established, during the past few months, eight industry veterans joined our RPO team in leadership roles across the globe and we recruited more than 150 revenue generators in Q1 alone. Our investment payoffs in RPO paid off in the first quarter when we won 7 new clients and especially in the Americas, where RPO gross margin increased by more than 50% year-over-year in the first quarter. And our investment in the Recruitment business in Australia, our second largest market, outperformed all direct competitors in the same period.

Hudson is also actively narrowing its focus, retaining Duff & Phelps, a leading investment bank in staffing and recruitment, to assist in exploring a possible sale of our non-core Legal eDiscovery business. Given the shifting landscape in the eDiscovery space, our analysis has shown that we can expect to generate more value by allocating resources to our core businesses in markets where we can win.

Further Improving the Cost Structure and Efficiency of Hudson

At the same time, we are working hard to improve our bottom-line by streamlining operations and reducing costs. From 2011 until 2013, we decreased our cost structure by 24% in constant currency. To build on this progress, we have retained AlixPartners, a premier consulting firm in the area of organization design and operational improvement.

AlixPartners is assisting management in identifying more opportunities to better align our organization to support future growth and to further improve our operating efficiency and effectiveness. With these initiatives, our strong leadership team and fee-earners can continue to drive revenue, and collectively, help us to achieve sustained profitability.

YOUR VOTE IS IMPORTANT – PLEASE VOTE THE WHITE PROXY CARD TODAY

WHAT IS LONE STAR’S REAL AGENDA? CAN YOU REALLY TRUST LONE STAR WITH THE FUTURE OF YOUR INVESTMENT IN HUDSON?

In an attempt to mislead stockholders, Lone Star has made many inaccurate and exaggerated claims. In making their voting decisions, Hudson stockholders should consider the following facts:

✗	Lone Star’s Claim: Lone Star has a “plan for enhancing value at Hudson Global.”

The Facts

Lone Star has no plan and may derail our progress:

✓	Lone Star has criticized your Board’s transformation plan, but has not offered one constructive or actionable suggestion. Its entire platform is a series of criticisms with no proposed solutions, other than putting their unqualified and potentially value-destructive representatives on the Hudson Board.
✓	Lone Star filed a 41-page “plan” on May 7, 2014 that did not contain a single specific action that would improve the operational performance of Hudson.

✗	Lone Star’s Claim: Lone Star nominees have “impressive track records” and “have successfully orchestrated turnarounds at other public companies and can do so at Hudson Global.”

The Facts

There is no consistent “track record” and their results are questionable:

✓	Since becoming an activist in 2012, Eberwein has targeted 18 public companies – an average of one new campaign every six weeks. This scattershot approach of often brief Board service has yielded very mixed results.
✓	In fact, Coleman has overseen an 18% drop in the Company’s stock price (based on the closing price on May 8, 2014) since he became CEO of Crossroad Systems on May 8, 2013 (Eberwein is Chairman).
✓	Of the three prior campaigns cited by Lone Star as examples of “successful turnarounds,” all three generate fractions of the revenue produced by Hudson, have far fewer than Hudson’s 1,700 employees, and have virtually no international operations. For example, Crossroads, the company where Coleman is CEO, has less than 50 employees and its revenues are just 2% those of Hudson.

✗	Lone Star’s Claim: Lone Star nominees have “significant and relevant experience.”

The Facts

Eberwein and Coleman lack relevant operational and professional staffing experience:

✓	Eberwein has spent his entire career as an investor, and has no experience in professional services or in a global business driven by human capital like Hudson.
✓	Coleman has no experience operating a professional services company and has worked principally for small technology companies throughout his career.

YOUR VOTE IS IMPORTANT – PLEASE VOTE THE WHITE PROXY CARD TODAY

✗	Lone Star Claim: “Hudson’s CEO compensation is poorly structured with too much guaranteed compensation and no performance targets.”

The Facts

The CEO’s compensation was designed with independent third-party guidance and aligns with stockholder best interests:

✓	Our compensation committee worked with the assistance of independent compensation consultants in designing the program for Hudson’s named executive officers.
✓	ISS and Glass Lewis, two prominent proxy advisory firms, recommended that stockholders vote to approve the compensation program, which was approved by more than 79% of our stockholders at our 2013 annual meeting.
✓	Mr. Marquez’s employment agreement contains standard market terms that were necessary to attract and retain an experienced executive with the skills to execute a multi-year transformation plan.
✓	Mr. Marquez did not receive a performance bonus in 2013 because the company did not meet its performance targets.
✓	Mr. Marquez has not received any additional restricted stock awards since he joined the company in 2011, and the restricted stock he received at that time has not been realized as compensation and provides a strong incentive to enhance stockholder value.

✗	Lone Star’s Claim: “Lone Star has made every effort in an attempt to reach a mutually agreeable resolution with Hudson Global in the best interests of all shareholders.”

The Facts

On the contrary, Hudson has made offers to Lone Star that have been rejected or ignored multiple times, further indicating their disregard for stockholder best interests:

✓	While we believe that Lone Star’s nominees are not right for Hudson’s Board, we attempted to avoid the expense and distraction of this public contest by inviting Eberwein to join the Board, and sent a letter to Eberwein on May 2, 2014 reiterating our good faith offer to expand the Board to include him. Eberwein did not respond to our letter.
✓	Furthermore, we invited Eberwein to meet to review our strategic initiatives, both before and after our May 1, 2014 announcement, and Eberwein has not accepted that offer.
✓	While Hudson’s Board and senior management team have concerns about Lone Star’s motives and question what value they can add, we appreciate stockholder perspective and have had a representative of our second largest stockholder as an observer to the Board for the past year.

YOUR VOTE IS IMPORTANT – PLEASE VOTE THE WHITE PROXY CARD TODAY

HUDSON’S BOARD NOMINEES ARE FAR SUPERIOR

Hudson’s Board is deeply engaged in the business and working closely with management to ensure the successful transformation of Hudson and value creation for stockholders. Collectively, five of our six directors are independent, and they possess a strong complement of financial, operational and recruitment/human resources experience that is essential to Hudson’s future success. Importantly, they have all served in senior positions at large, global enterprises, providing relevant experience for a company like Hudson, which has operations in over 20 countries. Our Board created the vision, hired our CEO to transform the company, and together crafted the plan that is now showing strong momentum towards sustained profitability and stockholder value creation.

HUDSON’S INDEPENDENT, HIGHLY QUALIFIED DIRECTOR NOMINEES

Robert B. Dubner
Former Board member of PwC's US Board of Partners and PwC’s Global Oversight Board
Mr. Dubner currently serves as Senior Advisor to both PricewaterhouseCoopers and Apollo Management LP. He has also served on PwC US’s Board of Partners and PwC’s Global Oversight Board. His qualifications to serve as a director include his strategic, management and operational consulting experience, and his financial and accounting background. Mr. Dubner is also a Certified Public Accountant.
Jennifer Laing
Former Chairman of the Board and CEO of Saatchi and Saatchi North America
In addition to her Board and CEO roles at Saatchi and Saatchi, she has been a director of InterContinental Hotels Group PLC since 2005 and of Premier Foods PLC since 2012. Ms. Laing’s qualifications to serve as a director of Hudson include her knowledge of our company, network of relationships, international experience in branding, marketing and communications, and experience as a senior executive officer and as a director of other publicly-traded companies.

WE ARE COMMITTED TO EXCELLENT CORPORATE GOVERNANCE

At Hudson, we have always taken pride in our corporate governance and continually look for ways to improve our practices. That is why your Board has unanimously approved – and recommends that stockholders approve – an amendment to Hudson’s certificate of incorporation that would eliminate the classified structure of the Board and provide for the annual election of all directors. We believe that an annually elected Board of Directors will provide more accountability and enhance stockholder control over their investment and reflects your Board’s serious commitment to maintaining a culture of good corporate governance.

YOUR VOTE IS IMPORTANT – VOTE THE WHITE PROXY CARD TODAY REJECT LONE STAR’S BID FOR YOUR VOTE – DO NOT VOTE ON THE GOLD PROXY CARD

Your Board is committed to serving the best interests of all stockholders, and our independent, highly qualified nominees will continue to work with urgency to accelerate Hudson's transformation and achieve sustained profitability and maximize long term stockholder value. We believe Lone Star’s unqualified nominees and “no plan” platform would derail Hudson’s momentum and destroy stockholder value.

We urge you to vote your WHITE PROXY CARD FOR the Company's directors today. You may vote by telephone, by Internet, or by signing, dating and returning the enclosed white proxy card in the postage envelope provided. We also urge you to DISCARD ANY GOLD PROXY CARD sent to you by Lone Star Group. If you have already returned a gold proxy card, you can change your vote by internet or phone, using the information on your WHITE proxy card. Only your latest dated proxy card will be counted.

YOUR VOTE IS IMPORTANT – PLEASE VOTE THE WHITE PROXY CARD TODAY

Thank you for your support,

The Board of Directors

Manolo Marquez	David G. Offensend	Robert B. Dubner

John J. Haley	Jennifer Laing	Richard J. Stolz

If you have any questions or require assistance voting your proxy,please contact the Company’s proxy solicitor:

480 Washington Blvd – 26th Floor
Jersey City, New Jersey 07310
Toll-Free (800) 261-1052
International (781) 575-2137

Forward-Looking Statements

This communication contains statements that the company believes to be“forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this communication, including statements regarding the company's future financial condition, results of operations, business operations and business prospects, are forward-looking statements. Words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “predict,” “believe” and similar words, expressions and variations of these words and expressions are intended to identify forward-looking statements. All forward-looking statements are subject to important factors, risks, uncertainties and assumptions, including industry and economic conditions that could cause actual results to differ materially from those described in the forward-looking statements. Such factors, risks, uncertainties and assumptions include, but are not limited to, global economic fluctuations, the company's ability to execute its strategic initiatives, risks related to fluctuations in the company's operating results from quarter to quarter, the ability of clients to terminate their relationship with the company at any time, competition in the company's markets, the negative cash flows and operating losses that the company has experienced from time to time, restrictions on the company's operating flexibility due to the terms of its credit facilities, risks associated with the company's investment strategy, risks related to international operations, including foreign currency fluctuations, the company's dependence on key management personnel, the company's ability to attract and retain highly-skilled professionals, the company's ability to collect its accounts receivable, the company's ability to achieve anticipated cost savings through the company's cost reduction initiatives, the company's heavy reliance on information systems and the impact of potentially losing or failing to develop technology, risks related to providing uninterrupted service to clients, the company's exposure to employment-related claims from clients, employers and regulatory authorities and limits on related insurance coverage, the company's ability to utilize net operating loss carry-forwards, volatility of the company's stock price, the impact of government regulations, and restrictions imposed by blocking arrangements, risks related activist stockholders and risks related to limited availability under the company’s credit facilities. Additional information concerning these and other factors is contained in the company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this document. The company assumes no obligation, and expressly disclaims any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

YOUR VOTE IS IMPORTANT – PLEASE VOTE THE WHITE PROXY CARD TODAY

About Hudson

Hudson is a global talent solutions company with expertise in leadership and specialized recruitment, contracting solutions, recruitment process outsourcing, talent management and eDiscovery. We help our clients and candidates succeed by leveraging our expertise, deep industry and market knowledge, and proprietary assessment tools and techniques. Operating in 20 countries through relationships with millions of specialized professionals, we bring an unparalleled ability to match talent with opportunities by assessing, recruiting, developing and engaging the best and brightest people for our clients. We combine broad geographic presence, world-class talent solutions and a tailored, consultative approach to help businesses and professionals achieve higher performance and outstanding results. More information is available at Hudson.com.

CONTACT:

David F. Kirby
Hudson
212-351-7216
david.kirby@hudson.com

or

Drew Brown/Andrew Cole/Renee Soto
Sard Verbinnen & Co.
212-687-8080

YOUR VOTE IS IMPORTANT – PLEASE VOTE THE WHITE PROXY CARD TODAY